UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Barnwell Industries, Inc.

(Name of Registrant as Specified in Its Charter)

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BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

Barnwell Industries Remains Committed to Sound Corporate Governance

Announces Glass Lewis - For the Second Time in Three Weeks - Rejected Yet Another Attempt by the Sherwood Group to Take Control of Barnwell

Sets the Record Straight in Response to the Sherwood Group’s Misleading Claims

Company Welcomes Heather Isidoro to the Board

HONOLULU, May. 16, 2025 -- Barnwell Industries, Inc. (NYSE American: BRN) (“Barnwell” or the “Company”) today reiterated its commitment to serving the best interests of all shareholders, upholding governance best practices and creating value through its ongoing strategic execution around its Alberta energy assets, in response to continued misleading and inflammatory communications from Ned Sherwood and certain of his affiliates (the “Sherwood Group”).

Over the past several months, the Sherwood Group has attempted to rewrite the history of its engagement with Barnwell, distorting facts, denying clear public records, and ignoring the fundamentals of governance and fiduciary responsibility.

Barnwell’s directors are experienced, shareholder-aligned, and committed to long-term value creation—not personal agendas. Shareholders deserve the truth.

Company Welcomes Ms. Isidoro to the Board
The Board of Directors of Barnwell Industries, Inc. acknowledges and respects the outcome of the shareholder consent process and is pleased to welcome Heather Isidoro as a newly elected member of the Board.

Ms. Isidoro brings a valuable perspective shaped by her leadership experience in the energy sector and her commitment to operational excellence. Her appointment reflects the voice of our shareholders, and the Board is committed to working collaboratively to advance the Company’s strategy and long-term value creation.

Joshua Horowitz, Chairman of the Executive Committee, commented: “We welcome Ms. Isidoro to the Board and look forward to working constructively with her. We believe her insights and expertise will contribute meaningfully to our efforts to create lasting value for all Barnwell stakeholders.”

Glass Lewis Again Rejects the Sherwood Group’s Attempt to Take Control of Barnwell
In the Sherwood Group’s consent solicitation, both leading proxy advisory firms Institutional Shareholder Services and Glass Lewis rejected the Sherwood Group’s attempt to take control of the Company. In connection with the 2025 Annual Meeting, Glass Lewis is recommending shareholders vote FOR Ken Grossman, Craig Hopkins, Joshua Horowitz and Philip McPherson - and is only recommending Ms. Isidoro from the Sherwood Group’s slate.

Governance, Not Entrenchment
Despite Mr. Sherwood’s repeated claims of “entrenchment” the Board has acted with integrity and responsibility throughout this process. Barnwell entered into two separate Cooperation Agreements with Mr. Sherwood in the past where he agreed to Board composition and made multiple attempts to resolve differences constructively. Unfortunately, those efforts were met with pressure tactics, misrepresentations, and shifting demands.

Your Board Remains Focused on Shareholder Value
Under the Board’s oversight, Barnwell has:
1.	Executed profitable land sales in Hawaii
2.	Maintained discipline through volatile energy cycles
3.	Reduced non-proxy contest related SG&A expenses
4.	Continued exploring strategic capital allocation and growth opportunities including the recently announced sale of WRI

Sherwood Has No Credible Plan
To be clear: Mr. Sherwood has no credible plan for Barnwell’s future. He has offered no operating strategy, no vision, and no concrete roadmap for value creation. Instead, his campaign has been driven by personal grievance and a revolving door of nominee slates – many of whom lack relevant experience and independence.

Sherwood Rejected Meaningful Influence – Including the Chairmanship
In a gesture of good faith and cooperation, Barnwell formally offered Mr. Sherwood the Chairmanship of the Company—a level of influence few activists are ever offered. His rejection of this offer speaks volumes. Any serious shareholder advocate would have accepted the opportunity to lead and work collaboratively. Instead, Mr. Sherwood continues to pursue a campaign rooted in disruption rather than strategy.

The Sherwood Group Took Questionable Steps in Connection With its Consent Solicitation
The Sherwood Group has already failed in taking a vote directly to shareholders – a process that they manipulated by failing to submit a supplemental vote of approximately 7,000 shares, which could have been outcome determinative.

As previously announced, Barnwell is awaiting the Delaware Court of Chancery’s decision on the pending lawsuit related to the validity of the Sherwood Group’s nomination notice, which purported to nominate directors (consisting of a majority of individuals DIFFERENT from those nominees who appeared in the Sherwood Group’s consent solicitation) to stand for election at Barnwell’s upcoming 2025 annual meeting of shareholders. Barnwell earlier notified the Sherwood Group that the Company determined that the Sherwood Group’s purported nomination notice failed to comply with applicable bylaws in numerous ways, and had decided to reject the Sherwood Group’s nomination notice. The Company intends to supplement its proxy materials for the 2025 annual meeting of shareholders following receipt of the Court’s decision.

As previously stated, Barnwell remains open to engaging in constructive, good-faith settlement discussions with the Sherwood Group in pursuit of a resolution that represents the best interests of the Company and all shareholders. The Company believes that these governance matters should be resolved collaboratively and thoughtfully, wherever possible, to avoid unnecessary distraction and preserve focus on long-term value creation by developing its Canadian energy assets.

If you have any questions or to revoke a previous submitted consent, please contact our proxy solicitor: Okapi Partners at (877) 869-0171 or by email at info@okapipartners.com

Forward-Looking Statements

Certain information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current beliefs and expectations of our board and management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, our expectations regarding the outcome of the 2025 annual meeting of stockholders and our ability to successfully solicit proxies from our stockholders in connection with the 2025 annual meeting of stockholders. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Any or all of the forward-looking statements may turn out to be incorrect or be affected by inaccurate assumptions Barnwell might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the actions of the Sherwood Group, our ability to successfully solicit proxies from stockholders in connection with the 2025 annual meeting of stockholders, our ability to defend against any potential claims by the Sherwood Group, our ability to execute on our strategy and business plan and the other risks forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

CONTACT:	Investors:
Bruce Goldfarb / Chuck Garske
(212) 297-0720
Email: info@okapipartners.com

Kenneth S. Grossman
Vice Chairman of the Board of Directors
Email: kensgrossman@gmail.com